UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)1

Gmarket Inc.

(Name of Issuer)

Common Shares, par value Won 100 per share

(Title of Class of Securities)

38012G100

(CUSIP Number)

February 6, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) A. Bohl Praktijk B.V.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization The Netherlands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,226,531 Common Shares

	6.	Shared Voting Power Not applicable

	7.	Sole Dispositive Power 2,226,531 Common Shares

	8.	Shared Dispositive Power Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,226,531 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pink S.á r.l.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,226,531 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Pink Topco S.á r.l..

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,226,531 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Investment Partners IX, Limited Partnership 06-1556218

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,151,994 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,151,994 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,151,994 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Associates IX, LLC 06-1556230

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,151,994 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,151,994 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,151,994 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.3%

12.	Type of Reporting Person (See Instructions) OO-LLC

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak IX Affiliates Fund - A, Limited Partnership 06-1571899

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 51,571 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 51,571 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 51,571 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak IX Affiliates Fund, Limited Partnership 06-1556229

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 22,966 Common Shares

	6.	Shared Voting Power Not applicable

	7.	Sole Dispositive Power 22,966 Common Shares

	8.	Shared Dispositive Power Not applicable

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,966 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak IX Affiliates, LLC 06-1556233

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 74,537 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 74,537 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 74,537 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) OO-LLC

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Oak Management Corporation 06-0990851

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,226,531 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bandel L. Carano

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power Not applicable

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power Not applicable

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,226,531 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Gerald R. Gallagher

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,308 Common Shares

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power 3,308 Common Shares

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,229,839 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward F. Glassmeyer

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 14,170 Common Shares

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power 14,170 Common Shares

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,240,701 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Fredric W. Harman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 9,384 Common Shares

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power 9,384 Common Shares

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,235,915 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 97653A103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Ann H. Lamont

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 9,385 Common Shares

	6.	Shared Voting Power 2,226,531 Common Shares

	7.	Sole Dispositive Power 9,385 Common Shares

	8.	Shared Dispositive Power 2,226,531 Common Shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,235,916 Common Shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.5%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer Gmarket Inc.
	(b)	Address of Issuer’s Principal Executive Offices 8th Floor, LIG Tower 649-11 Yeoksam-Dong, Gangnam-Gu Seoul, Korea 135-912

Item 2.
(a)

Name of Person Filing
A. Bohl Praktijk B.V.

Pink S.á r.l.

Pink Topco S.á r.l.

Oak Investment Partners IX, Limited Partnership

Oak Associates IX, LLC

Oak IX Affiliates Fund - A, Limited Partnership

Oak IX Affiliates Fund, Limited Partnership

Oak IX Affiliates, LLC

Oak Management Corporation

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

	(b)	Address of Principal Business Office or, if none, Residence c/o Oak Management Corporation One Gorham Island Westport, Connecticut 06880
	(c)	Citizenship Please refer to Item 4 on each cover sheet for each filing person.
	(d)	Title of Class of Securities Common Shares, par value Won 100 per share
	(e)	CUSIP Number 38012G100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership

The approximate percentages of Common Shares reported as beneficially owned by the Reporting Persons are based upon 49,506,210 Common Shares outstanding, as reported in the Company’s prospectus filed pursuant to Rule 124(b) with the Securities and Exchange Commission on June 30, 2006.

Amounts shown as beneficially owned by each of A. Bohl Praktijk B.V. (“DutchCo”), Pink S.á r.l. (“Pink LuxCo”), Pink Topco S.á r.l. (“Pink Topco”), Oak Investment Partners IX, Limited Partnership (“Oak Investment Partners IX”), Oak Associates IX, LLC (“Oak Associates IX”), Oak IX Affiliates Fund, Limited Partnership (“Oak IX Affiliates Fund”), Oak IX Affiliates Fund - A, Limited Partnership (“Oak IX Affiliates Fund - A” and together with Oak Investment Partners IX and Oak IX Affiliates Funds, the “Oak IX Funds”), Oak IX Affiliates, LLC (“Oak IX Affiliates”), Oak Management Corporation (“Oak Management”), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are all or a portion of the 2,226,531 Common Shares directly owned by A. Bohl Praktijk.

Amounts shown as beneficially owned by Gerald R. Gallagher include 3,308 shares of Common Stock individually owned by Mr. Gallagher.

Amounts shown as beneficially owned by Edward F. Glassmeyer include 6,921 shares of Common Stock individually owned by Mr. Glassmeyer and 7,249 shares of Common Stock held by a trust of which members of Mr. Glassmeyer’s immediate family are the beneficiaries and the trustee.

Amounts shown as beneficially owned by Fredric W. Harman include 7,659 shares of Common Stock held by a trust of which Mr. Harman is a trustee and an aggregate of 1,725 shares of Common Stock held in trust for the benefit of Mr. Harman’s three minor children.  Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

Amounts shown as beneficially owned by Ann H. Lamont include 8,564 shares of Common Stock individually owned by Ms. Lamont and 821 shares of Common Stock held by The Lamont Children’s 1998 Trust for the benefit of Ms. Lamont’s minor children.

DutchCo is an investing vehicle for the Oak IX Funds.  DutchCo is wholly-owned by Pink LuxCo, which is wholly-owned by Pink Topco.  Pink Topco is wholly-owned by the Oak IX Funds.  Oak Associates IX is the general partner of Oak Investment Partners IX.  Oak IX Affiliates is the general partner of each of Oak IX Affiliates Fund and Oak IX Affiliates Fund - A.  Oak Management is the investment advisor to the Oak IX Funds.  The individuals who are Reporting Persons hereunder are managing members of each of Oak Associates IX and Oak IX Affiliates.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer.  Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Signature:

Dated: February 14, 2007

Entities:

A. Bohl Praktijk B.V.
Pink S.á r.l.
Pink Topco S.á r.l.
Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
Managing Director, General Partner
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A	Agreement of Reporting Persons, dated February 14, 2007, among the Reporting Persons

EXHIBIT B	Power of Attorney dated February 14, 2007

EXHIBIT A

Agreement of Reporting Persons

Each of the undersigned hereby agrees that this Amendment No. 1 to Schedule 13G filed on the date hereof with respect to the shares of Common Stock of Cogent Communications Group, Inc. has been filed on behalf of the undersigned.

Signature:

Dated: February 14, 2007
Entities:

A. Bohl Praktijk B.V.
Pink S.á r.l.
Pink Topco S.á r.l.
Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Management Corporation

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer, as
Managing Director, General Partner,
Managing Member or as
Attorney-in-fact for the
above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:	/s/ Edward F. Glassmeyer
Edward F. Glassmeyer,
Individually and as
Attorney-in-fact for the
above-listed individuals

EXHIBIT B

Power of Attorney

A copy of this Power of Attorney is on file with the Commission as an attachment to the Schedule 13G filed by the Reporting Persons with regard to the Issuer on February 14, 2007.